EXHIBIT 10.49

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of November 12, 2008, by and between El Paso Electric Company, a Texas corporation (“Company”), and David W. Stevens (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and serve as a member of its Board of Directors on the terms and conditions set forth herein; and

WHEREAS, Executive is willing, on the terms and subject to the conditions provided in this Agreement, to undertake the responsibilities contemplated herein, to furnish services to Company as provided herein, and to be subject to certain employment restrictions and obligations;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained and other good, valuable, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT

Section 1.01. Responsibilities And Authority. Company hereby employs Executive to serve as its Chief Executive Officer and serve as a member of its Board of Directors starting on or about November 17, 2008 (the date of Executive’s commencement of employment, the “Start Date”). The duties of Executive shall be those duties which can reasonably be expected to be performed by a person with the title of Chief Executive Officer. Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall perform such other duties as may be assigned to him and as are not inconsistent with his position. The Company will appoint Executive to the Board and shall use reasonable efforts to do so on or promptly following the Start Date.

Section 1.02. Acceptance Of Employment. Executive accepts employment by Company on the terms and conditions herein provided and agrees, subject to the terms of this Agreement, to devote substantially all of his business time to advance the business of the Company. Nothing contained in this Agreement shall be construed so as to prevent Executive from investing his personal assets in such a manner and otherwise engaging in business transactions that are not inconsistent with the interests of the Company and that will not require a substantial portion of Executive’s business time or otherwise interfere with the performance of his duties hereunder. Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the

Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.

Section 1.03. Agreement Term. The term of this Agreement shall be for an initial term of five years from the Start Date (such five-year period, the “Initial Term” and, as the term of this Agreement may be extended or shortened as set forth herein, the “Term”). The Term shall be extended automatically for three one-year periods (each, a “Renewal Term”) following the Initial Term unless either party has given 90 days prior written notice of termination of the Term. Following such period, the parties may agree mutually in writing to extend the Term.

Section 1.04. At-will Employment. Notwithstanding anything else herein, Executive’s employment with Company shall be at-will and may be terminated during or after the Term by either party at any time for any or no reason, including by the Company either with or without cause, with no further payment obligations beyond such termination date other than those specified in Section 2.03(a) below.

ARTICLE 2

COMPENSATION AND INCENTIVES

Section 2.01. Base Compensation. During the Term, Company shall pay Executive a base cash salary at the aggregate initial rate of $500,000 per annum. Thereafter, the base salary amount will be reviewed annually by the Board, which may, in its discretion, make appropriate annual merit increases. The compensation paid to Executive pursuant to this Section is hereinafter referred to as “Base Compensation.” The Base Compensation shall be paid to Executive in accordance with the Company’s payroll policy as in effect from time to time.

Section 2.02. Annual Bonus. During the Term, Executive shall be eligible for an annual performance bonus under the terms of the Company’s bonus plans in place from to time. Executive’s target bonus opportunity will be 60% of Base Compensation, with actual bonus based on completion of performance goals determined by the Board or a committee of the Board. For fiscal 2008, the amount of Executive’s bonus will be based on actual results compared to the Company’s 2008 performance bonus plan targets and will be prorated for the period from the Start Date through December 31, 2008.

Section 2.03. Equity Awards. The Company will issue the equity awards set forth below pursuant to separate award agreements. Executive shall be eligible to receive other equity awards as determined by the Board or a committee of the Board in its sole discretion.

(a) Restricted Stock Award. On or promptly following the Start Date, the Company will issue Executive a restricted stock award (the “Initial Stock Award”) representing the number of shares of Company common stock determined by dividing $500,000 by the closing price of the Company’s common stock on the Start Date as reported on the New York Stock Exchange (rounded up to the nearest whole share). The

Initial Stock Award shall vest in three equal annual installments from the Start Date. If the Company terminates Executive’s employment without Cause prior to the third anniversary of the Start Date, and if Executive signs within 21 days following his termination date, and lets become effective, the release of claims attached hereto as Exhibit A (the “Release”), any portion of the Initial Stock Award remaining unvested on such termination date shall become fully vested on the effective date of such Release. For purposes of this Agreement, “Cause” shall mean the willful and continued failure by the Executive to perform his duties, or the engaging by the Executive in illegal conduct or misconduct in connection with Executive’s employment that is materially injurious to the Company, in each case following written notice and a reasonable opportunity to cure the failure or cease any non-criminal misconduct.

(b) LTIP. Executive’s participation in the Company’s long-term incentive plan (“LTIP”) will begin with the grants to be made in calendar year 2009 to other executives. Such 2009 award will have an intrinsic value (at target) on the grant date of approximately $650,000. LTIP awards typically consist of restricted stock with a three-year cliff vesting (25%) and performance stock with a three-year performance cycle based on total shareholder return compared to a peer group of companies (75%). In future years, Executive will be eligible to receive LTIP awards as determined by the Board or a committee of the Board.

Section 2.04. Reimbursement Of Moving Costs. Executive will be reimbursed the full cost of moving to the El Paso area in accordance with the Company’s policies for an executive officer, including reasonable house hunting and relocation trips. If Company policy does not allow for reimbursement of certain expenses which Executive believes to be fair and reasonable, Executive can appeal to the Chairman of the Board for reimbursement of such expenses. Executive will be reimbursed for temporary lodging in the El Paso area, not to exceed three months following his Start Date, until his relocation is complete. Executive will be reimbursed for all reasonable costs to sell his present home in Austin, Texas and purchase a home in the El Paso, Texas area, including closing costs, commissions and attorney fees. Executive will receive an additional reimbursement payment for the taxable items reimbursed pursuant to this Section.

Section 2.05. Other Benefits. Executive shall be entitled to participate in all benefits plans available from time to time to senior executives of the Company including but not limited to the Company’s Retirement Income Plan for Employees and Excess Benefit Plan, monthly car allowance, life insurance benefit coverage, and health and welfare benefit plans (including a requirement to take a Company-paid physical exam on an annual basis). In addition, Executive will have the requisite paid time-off provided to an employee with 26 years of experience beginning upon the Start Date, but in no instance shall Executive have less than 5 weeks of annual paid time-off.

Section 2.06. Indemnification. The Company shall provide Executive with the same indemnification and insurance protection provided by Company from time to time to all of its officers and directors.

Section 2.07. Termination Upon Change Of Control. The Company shall enter into its standard form of Change of Control Agreement with Executive (the “Change of Control Agreement”), in the form set forth as Exhibit B.

ARTICLE 3

ARBITRATION AND MEDIATION

Section 3.01. Mediation. Any dispute arising hereunder between Executive and Company (including any dispute over whether Company has properly terminated Executive for Cause) which cannot be resolved by them to their mutual satisfaction within a period of 14 days, unless mutually extended, shall first be submitted to mediation in El Paso, Texas, to a mediator selected pursuant to the rules of the American Arbitration Association (“AAA”). All costs of mediation incurred by Executive will be paid by the Company.

Section 3.02. Arbitration. If such mediation shall not result in an agreed settlement between the parties, the dispute will be promptly submitted to binding arbitration (conducted in El Paso, Texas, by a panel of three arbitrators) in accordance with the rules of the AAA then in effect. The results of such arbitration shall be binding and conclusive upon the parties hereto, and judgment on the award may be entered at the instance of either party in any court of competent jurisdiction. The dispute resolution procedure set forth in this Section may be initiated by either party upon five business days prior written notice to the other and after failure to resolve the dispute after the expiration of the 14-day time period referred to in the preceding Section.

Section 3.03. Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(a) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time.

(b) Any procedural issues not determined under the arbitral rules selected pursuant to item (a) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction.

(c) The Company will pay all arbitration, administrative, professional services and reasonable attorney fees for Executive in connection with such proceeding.

(d) The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

Section 3.04. Acknowledgement Of Parties. Each party acknowledges that he or she or it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Notices. Any notice, demand or request to be given hereunder to either party hereto shall be deemed given and effective only if in writing and either (1) delivered personally to Executive or (in case of a notice to Company) to the Chairman of the Board of the Company with a copy to the General Counsel, or (2) sent by certified or registered mail, postage prepaid, to the address set forth on the signature page hereof or to such other address as either party may hereafter specify to the other by notice similarly served (or, in the case of Executive, to the address most recently set forth in the Company’s employment records).

Section 4.02. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

Section 4.03. Modification. No modification or waiver of any provision hereof shall be made unless it be in writing and signed by both of the parties hereto.

Section 4.04. Scope Of Agreement. This Agreement, together with the Change of Control Agreement, constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement.

Section 4.05. Successors and Assigns. This Agreement shall not be assignable by the Company (other than to an affiliate of the Company or to any successor or assign of the Company) without the written consent of Executive. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable

Section 4.06. Tax Payments, Withholdings And Reporting.

(a) Executive recognizes that the payments and benefits provided under this Agreement may result in taxable income to him which Company and its affiliates will report to the appropriate taxing authorities. Company shall have the right to deduct from any payment made under this Agreement any federal, state, local or foreign income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided thereunder or to require payment from Executive which he agrees to pay upon demand, for the purpose of satisfying any such withholding requirement.

(b) For purposes of Section 409A of Internal Revenue Code of 1986, as amended, all expenses eligible for reimbursement hereunder shall be paid to Executive promptly in accordance with the Company’s customary practices (if any) applicable to the reimbursement of expenses of such type, but in any event by no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder.

Section 4.07. Separate Counsel. Executive acknowledges that he has been advised by Company that before he signs this Agreement he should consult with an attorney.

Section 4.08. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 4.09. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

EL PASO ELECTRIC COMPANY

By:	/s/ Kenneth R. Heitz
Name:	Kenneth R. Heitz
Title:	Chairman of the Board

Address for Notice:

100 N. Stanton
El Paso, TX 79901

EXECUTIVE

/s/ David W. Stevens
David W. Stevens

Exhibit 10.49

Exhibit A – Form of Release and Waiver

Executive agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, demands of whatever kind or nature which Executive has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and all of their respective directors, officers, and employees by reason of any event, matter, cause, or thing that has occurred prior to the date hereof (hereinafter “Executive Claims”). Executive agrees that this release and waiver specifically covers, but is not limited to, any and all Executive Claims which Executive has or may have against the Company relating in any way to compensation, or to any other terms, conditions, or circumstances of Executive’s employment with the Company, and to the cessation of such employment, based on statutory or common law claims for employment discrimination, including claims under Title VII, the Age Discrimination in Employment Act, Americans with Disabilities Act, and any and all discrimination or retaliation claims under state or federal law, wrongful discharge, breach of contract, defamation, intentional infliction of emotional distress, breach of fiduciary duty, or any other theory whether legal or equitable; provided, however, that this release shall not affect Executive’s rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401 (a) of the Code.

Executive acknowledges that he has twenty-one (21) days to review and consider this release and waiver. Executive has also been advised verbally and by this writing of his right to consult with an attorney prior to executing this release and waiver. Executive is further aware that if he signs this release and waiver, he may revoke it for a period of seven (7) days following the day he signs it, and this release and waiver shall not be effective or enforceable until the revocation period has expired.

Exhibit B – Form of Change in Control Agreement